UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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J. ALEXANDER’S CORPORATION
(Name of Registrant as Specified in Its Charter) PRIVET FUND LP PRIVET FUND MANAGEMENT LLC RYAN LEVENSON BEN ROSENZWEIG TODD DIENER
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)
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On August 29, 2012, Privet Fund LP issued the following press release:

Privet Fund LP Delivers Letter to Independent Directors of J. Alexander’s Commenting on Alternative Proposals

Urges the Board to sell the Company to the highest bidder

ATLANTA, August 29, 2012 / PRNEWSWIRE/ -- Privet Fund LP (“Privet”), member of The Committee to Strengthen J. Alexander’s (the “Committee”), a group that collectively holds over 10% of the common stock of J. Alexander’s Corporation (“J. Alexander’s” or the “Company”) (NASDAQ: JAX) announced today that it has delivered a letter to the independent members of the Company’s Board of Directors.  In the letter, Privet voices its concerns about the process that culminated in the Board’s recommendation that shareholders tender their shares to Fidelity National Financial at $13.00 per share.  Privet further outlines why it believes the current credible proposals by the undisclosed “Party F” and “Party G” now require the Board to re-open discussions with all parties in order to secure the highest price reasonably available for shareholders.

The full text of Privet’s letter is shown below:

August 29, 2012

E. Townes Duncan
Brenda B. Rector
Joseph N. Steakley

J. Alexander’s Corporation
3401 West End Avenue, Suite 260
Nashville, Tennessee 37202

Dear Independent Directors of J. Alexander’s Corporation,

Privet Fund Management LLC (together with its affiliates, “Privet” or “we”) continues to hold voting and dispositive power over 600,956 shares of J. Alexander’s Corp. (“J. Alexander’s” or the “Company”), or roughly 10.02% of the common shares outstanding.  In light of the disclosures of the events that have transpired, both prior and subsequent to the restated merger agreement entered into with Fidelity National Financial (“Fidelity”), we believe the independent members of the Board are failing to maximize shareholder value in the face of significant opportunity.

While deeply disappointed in the Board’s process, disclosure and ex-post rationale, we remain focused on ensuring shareholders receive fair consideration in exchange for parting with their company.  We remind you that, with a merger agreement signed and both a $14.00 and $14.25 per share proposal on the table from two credible parties capable of closing a transaction of this magnitude, the sale of the Company appears inevitable.  As a result, your duties under Revlon require you to secure the highest price reasonably available for shareholders irrespective of any other influences or motivations.  Although the time has passed to properly form an independent committee and conduct arms-length discussions (as the CEO has clearly been spearheading negotiations with all parties1), it is not too late to provide all parties a level playing field upon which to ultimately consummate a beneficial transaction.
_______________________
1 In the 10 page “Background to the Offer” section of the initial Schedule 14D9, the name “Stout” appears 35 times while there are only 3 references to the independent members of the Board.  He also selected the Company’s financial advisor, negotiated (and renegotiated) employment agreements for himself and his executive team, negotiated many significant deal terms and chose when to terminate discussions with parties other than Fidelity.

With the recent disclosure that Party G’s financing sources are willing to escrow funds upon the execution of a definitive merger agreement, there should be no concerns about this Party’s ability to consummate a transaction.  Presumably Party G (as well as its financing sources) has also achieved a level of comfort with the post-close “solvency” of the combined company that was referenced as a potential issue in a past filing.  Further, now that Party F has submitted a new proposal, there are two very credible parties presenting shareholders with greater economic consideration than Fidelity is offering in its current tender2.  Though we are quite satisfied that two additional parties are cognizant enough of the value and potential of the Company’s assets to continue to advance acquisition proposals, we remain rightfully skeptical of the “accidental auction” that continues to unfold3.

By continually conferring “favored party” status on Fidelity when they have yet to offer superior economic value to shareholders at any stage of this process, we believe that the Board is hindering the competition among the bidders at a time when competition should be encouraged.  We have seen no evidence to support the termination of the “excluded party” designation from Parties F and G and, had that designation remained in effect we believe that both parties would have had the ability to offer an incremental $0.18 per share to shareholders4.  We can conceive of no reason why the Board was willing to transfer $0.18 per share of value from shareholders to Fidelity.

We find it troubling that the process continues to be led by the same individuals and advisors who, less than two months ago, counseled you to accept a cash and stock deal estimated to be somewhere close to $12 per share.  They then encouraged you to terminate discussions with all suitors, thereby doubling the break-up fee payable to Fidelity, because the price of the Fidelity transaction was “advisable, fair to, and in the best interest of the Company and its shareholders” 5.  Should certain members of the Board or its advisors believe that there is any credible rationale for obstructing the competitive process and/or delivering to shareholders any less than the maximum consideration that a robust auction would yield, we remain committed to closely scrutinizing such justification.    In light of the conflicting interests involved, shareholders deserve to assess all of the facts for themselves prior to tendering their shares into an offer.  We believe that they will not accept purported “financing contingencies”, “post-close solvency issues” or similarly vague and insincere excuses that would require them to involuntarily relinquish their company below a market-clearing price.

Do not enter into an agreement to sell this Company until you can conclusively show that the acquiring party is proposing greater economic consideration than any other party would be willing to offer.

Revlon dictates that you obtain the highest price from a qualified bidder rather than an acceptable price from a preferred bidder.  We believe that terminating discussions with “excluded parties” was clearly a mistake that cost shareholders.  Now that you have been given another opportunity to negotiate a transaction, we urge you to not be influenced by past errors.  Take control of the process.  Do not rely on representatives and advisors who we believe to be burdened with conflicts6.

Though the current auction may be accidental, there is no reason that it cannot be successful.
__________________________
2 In the initial Schedule 14D9 filing, the Board is shown to have considered Party F to be a credible acquirer based on its “bank financing commitments and willingness to add an additional obligor” and that a transaction with Party F at a higher price than Fidelity’s current offer “would likely be a superior proposal”.  This language is different than the current language of “deemed reasonably expected to result in a superior proposal”.
3 Credit for the quoted phrase belongs to Jonathan Maze of the Restaurant Finance Monitor in his August 27th article.
4 The increased break-up fee associated with terminating discussions with excluded parties was $1.08 million, or $0.18 per share.
5 Page 22 of J. Alexander’s Schedule 14D9 filed August 6, 2012.
6 We believe that if the current process is challenged, you will not be entitled to the benefit of the business judgment rule and any court reviewing your process will appropriately apply an entire fairness standard to its review.

Until we feel we are being presented with an offer that reflects a true market- clearing price, we will continue to take all steps appropriate to protect our investment.

Best Regards,

Ryan Levenson and Ben Rosenzweig
Privet Fund Management LLC

Contact:
Ben Rosenzweig
Privet Fund Management LLC
(404) 419-2674

Source: Privet Fund LP

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Privet Fund LP (“Privet”), Privet Fund Management LLC (“Privet Management” and together with Privet, the “Privet Parties”) and the other participants named herein, have made a preliminary filing with the Securities and Exchange Commission ("SEC") of a proxy statement and accompanying proxy card to be used to solicit votes in connection with the solicitation of proxies for the election of individuals to the Board of Directors of J. Alexander’s Corporation (the “Company”) at the 2012 annual meeting of shareholders (the “2012 Annual Meeting”).

THIS COMMUNICATION MAY BE DEEMED TO BE SOLICITATION MATERIAL IN RESPECT OF THE SOLICITATION OF PROXIES BY THE PRIVET PARTIES AND THE OTHER PARTICIPANTS NAMED HEREIN FROM THE COMPANY’S SHAREHOLDERS IN CONNECTION WITH THE 2012 ANNUAL MEETING.  THE PRIVET PARTIES STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY STATEMENT WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The participants in the proxy solicitation are Privet, Privet Management, Ryan Levenson, Benjamin Rosenzweig, and Todd Diener (collectively, the “Participants”).

Information regarding the Participants, including their direct or indirect interests in the Company, by security holdings or otherwise, is contained in the Schedule 13D initially filed by Privet, Privet Management, and Ryan Levenson with the SEC on November 3, 2011, as amended or may be amended from time to time (the "Schedule 13D").  The Schedule 13D is currently available at no charge on the SEC's website at http://www.sec.gov.  As of the date hereof, the Participants collectively own an aggregate of 603,985 shares of Common Stock of the Company, consisting of the following:  (1) 562,599 shares owned directly by Privet, (2) 38,357 shares owned directly by Privet Management, and (3) 3,029 shares owned directly by Benjamin Rosenzweig.  Ryan Levenson and Privet Management may be deemed to beneficially own the shares of Common Stock owned directly by Privet.  Ryan Levenson may be deemed to beneficially own the shares of Common Stock owned directly by Privet Management.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the Participants is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other Participants. Each of the Participants disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.